Exhibit 15.2

April 15, 2026

Autohome Inc.

18th Floor Tower B, CEC Plaza

3 Dan Ling Street

Haidian District, Beijing

The People’s Republic of China

Dear Sir/Madam:

We consent to the reference to our firm under the captions of “Item 3.D—Risk Factors” and “Item 4B—Business Overview” in Autohome Inc.’s annual report on Form 20-F for the year ended December 31, 2025, which will be filed with the Securities and Exchange Commission in the month of April 2026, and further consent to the incorporation by reference of the summaries of our opinions under these captions into Autohome Inc.’s registration statement on Form S-8 (File No. 333-219032) that was filed on June 29, 2017.

Yours faithfully,

/s/ Commerce & Finance Law Offices
Commerce & Finance Law Offices